NEWS FOR IMMEDIATE RELEASE: MAY 26, 2009

MESA LABS REPORTS RECORD YEAR END SALES AND EARNINGS

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported record sales and net income results for the year ended March 31, 2009.

Highlights:
•	Annual revenue increases 10% to a new record
•	Annual operating income increases 8% to a new record
•	Annual net income increases 4% to a new record

Net sales for the fiscal year ended March 31, 2009 increased 10 percent to a record $21,536,000 compared to $19,558,000 last year.  Operating income for the year increased eight percent to a record $7,608,000 compared to $7,061,000, while net income for the year increased four percent to a record $4,790,000 or $1.48 per diluted share compared to $4,610,000 or $1.41 per diluted share one year ago.

For the fourth quarter of fiscal 2009, net sales decreased six percent to $5,466,000 compared to $5,790,000 in the same quarter last year.  Operating income for the quarter increased eight percent to $2,093,000 compared to $1,937,000, while net income for the quarter increased one percent to $1,204,000 or $.37 per diluted share compared to $1,195,000 or $.36 per diluted share one year ago.

“Considering the current economic environment, Mesa posted solid results for the fourth quarter of Fiscal 2009,” said John J. Sullivan, President and Chief Executive Officer.  “Both sales and net income for the quarter were in line with the results for the previous three quarters in the fiscal year.  As expected, we saw a significant decline in our order activity for the DataTrace data loggers in the fourth quarter, as some of our industrial customers delayed their capital equipment purchases.  Fortunately, strong performances in the Medical and Raven product lines offset most of the weakness in DataTrace.  We are also pleased with the sales and net income growth we posted for the full fiscal year.  Although neither measure increased as much as last fiscal year, considering the worldwide recession for much of this period, being able to report positive performance is a real testament to the excellent effort put forth by the whole Mesa Labs team.”

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“Looking forward, we are cautiously optimistic,” continued John Sullivan.  “It appears that the Raven and Medical product lines are little affected by the recession, as we had expected.  For our DataTrace product line, our quotation and demo levels remain high and we continue to see quite a lot of interest in our new Micropack RF, radio data logger line.  We expect DataTrace activity to pick up in the latter half of our fiscal year, as capital budgets are released at our Pharmaceutical, Medical Device and Food customers.  The DataTrace products are critical components in our customer’s quality control processes and we expect that this is one area where capital funds would be made available relatively soon.  Regardless of the direction of the economy in the months ahead, however, we remain vigilant and we will adjust our business to the realities of the situation in order to maintain good margins and operating cash flows.”

During the fourth quarter and twelve months of fiscal 2009, sales of the Company’s Medical products and services increased 11 and 16 percent, respectively, compared to the prior year periods.  For both the quarter and twelve month period, strong increases in shipments of the meter products, standard solutions and parts and service contributed to the total increase over the prior year.

For the fourth quarter, DataTrace sales decreased 30 percent compared to the same period last year, while sales were basically unchanged for the twelve month period compared to the same period last year.  During the quarterly period, sales of DataTrace products were weaker through almost all product categories.  Sales for the twelve month period saw small declines though the various categories of Micropack III products which were off-set by sales of the new Micropack RF products.

During the fourth quarter and twelve months of fiscal 2009, sales of Raven biological indicator products increased nine percent and 15 percent, respectively, compared to the prior year periods.  The increase in Raven sales for both the quarter and twelve month periods was due to increases in sales of the disposable biological indicator and chemical indicator products.

Profitability for the twelve month period of fiscal 2009 was up compared to the prior fiscal year due chiefly to the increase in revenues, while the increase for the fourth quarter was due chiefly to the effects of cost and pricing controls implemented throughout the year.  For the quarter, net income increased one percent, but earnings per diluted share increased by three percent despite the six percent decline in net sales.  For the twelve month period, net income increased four percent while earnings per diluted share increased by five percent for the period.

During the twelve months of fiscal 2009, the Company repurchased 7,732 shares of our common stock under a previously announced buyback plan for approximately $132,000.  In addition, the Company paid approximately $1,272,000 of total dividends during the fiscal year.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

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This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2008 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended March 31		Twelve Months Ended March 31
	2009	2008	2009	2008
Net Sales	$5,466,000	$5,790,000	$21,536,000	$19,558,000
Cost of Goods	1,934,000	2,206,000	7,719,000	6,700,000
Gross Profit	3,532,000	3,584,000	13,817,000	12,858,000
Operating Expense	1,439,000	1,647,000	6,209,000	5,797,000
Operating Income	2,093,000	1,937,000	7,608,000	7,061,000
Other (Income) & Expense	(7,000)	(45,000)	(86,000)	(195,000)
Earnings Before Taxes	2,100,000	1,982,000	7,694,000	7,256,000
Income Taxes	896,000	787,000	2,904,000	2,646,000
Net Income	$1,204,000	$1,195,000	$4,790,000	$4,610,000

Earnings Per Share (Basic)	$.38	$.38	$1.51	$1.46
Earnings per Share (Diluted)	$.37	$.36	$1.48	$1.41

Average Shares (Basic)	3,183,000	3,166,000	3,179,000	3,168,000
Average Shares (Diluted)	3,233,000	3,279,000	3,238,000	3,281,000

BALANCE SHEETS (Unaudited)
	March 31	March 31
	2009	2008.
Cash and Short-term
Investments	$9,111,000	$5,770,000
Other Current Assets	9,481,000	8,641,000.
Total Current Assets	18,592,000	14,411,000
Property and Equipment	3,879,000	3,488,000
Other Assets	7,143,000	7,634,000.
Total Assets	$29,614,000	$25,533,000

Liabilities	$2,012,000	$1,794,000
Stockholders’ Equity	27,602,000	23,739,000
Total Liabilities and Equity	$29,614,000	$25,533,000

CONTACTS:
John J. Sullivan, CEO-President
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000

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